Exhibit 99.4
Our Telephone: (780) 992-5626 Our Telefax: (780) 992-5601
March      , 2009
Mr. David B. Holtz
52 Heritage Drive
Allentown, NJ 08501
Dear Mr. Holtz:
     We refer to the Employment Agreement, dated as of the date hereof (the “Employment Agreement”), between you and NUCRYST Pharmaceuticals Inc. (the “Subsidiary”), a Delaware corporation and a majority owned subsidiary of NUCRYST Pharmaceuticals Corp. (the “Parent”). This letter agreement (this “Letter Agreement”) confirms the Parent’s agreement to be liable for the payment of all amounts due to you under the Employment Agreement. Capitalized terms used and not defined herein have the meanings ascribed to them in the Employment Agreement.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent and you hereby agree as follows:
     (1)  The Parent’s Undertakings.  The Parent hereby agrees to be responsible and fully liable in the event the Subsidiary fails to pay any amounts due to you under the Employment Agreement (such payment obligations, collectively, the “Obligations”). If the Subsidiary fails to pay any of the Obligations by the expiration of any applicable cure period under the Employment Agreement, you may give written notice of such failure to the Subsidiary and the Parent, and the Parent shall pay such unpaid Obligation within ten (10) business days after delivery of such notice. Notwithstanding the foregoing, the Parent shall have the right to raise, in addition to any defenses to payment the Parent itself may have, any and all defenses to payment that are or would have been available to the Subsidiary (except for defenses which arise from the pendency or completion of a case under Title 11 of the U.S. Code in which the Subsidiary is the debtor, and which defenses would not be available but for such pendency or completion).
     (2)  Term.  This Letter Agreement shall remain in full force and effect until the indefeasible payment or other satisfaction in full of the Obligations.
     (3)  Confidentiality.  You agree to maintain the terms of this Letter Agreement in confidence until such time as such terms are disclosed publicly or become generally known, in either case under circumstances not involving a breach of this Letter Agreement.
     (4)  Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.
     (5)  Arbitration.  You and the Parent agree to arbitrate any and all controversies, claims or disputes arising out of or relating to this Letter Agreement (“Claims”) before the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules. Except as otherwise set forth in this Letter Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, any administrative fees, and all other fees involved, including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party. The decision of the arbitrator shall be final and binding on you and the Parent and may be enforced in any court of competent jurisdiction.
     (6)  Amendments.  This Letter Agreement may be amended only by a writing signed by the party to be charged therewith. The Employment Agreement may not be amended without both your and the Parent’s written consent.
     (7)  Waiver.  Neither the failure nor delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege under this Letter Agreement.
     (8)  Assignability.  No rights or obligations of the Parent under this Letter Agreement may be assigned or transferred by the Parent, except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Parent is not the continuing entity, or pursuant to a sale of all or substantially all of the business and assets of the Parent, provided that such assignee or transferee expressly assumes the liabilities and obligations of the Parent as set forth in this Letter Agreement. You may not assign this Letter Agreement without the consent of the Parent; provided, however, that this Letter Agreement shall be binding upon and inure to the benefit of your heirs.
     (9)  Notices.  Any notices or other communications permitted or required to be delivered pursuant to this Letter Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by internationally recognized overnight air courier, and shall be deemed to have been duly given or made on the date delivered if delivered personally, on the fifth business day after mailing if sent by registered or certified mail and on second business day after mailing if sent by internationally recognized overnight courier service, to the parties at the following addresses: (i) if to the Parent, to NUCRYST Pharmaceuticals Corp., 10102 — 114 Street, Fort Saskatchewan, Alberta T8L 3W4, Canada, Attention: General Counsel; and (ii) if to you, to Mr. David B. Holtz, 52 Heritage Drive, Allentown, NJ 08501, USA. Either party may by notice given in accordance with this paragraph 9 designate another address or person for receipt of notices hereunder.
     (10)  Severability.  If any term of this Letter Agreement is invalid, illegal or incapable of being enforced, all other terms of this Letter Agreement will nevertheless remain in full force and effect. Any term of this Letter Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.
     (11)  Counterparts.  This Letter Agreement may be executed in counterparts, which together shall constitute one and the same instrument.
     This Letter Agreement shall constitute a binding agreement between us. If the foregoing accurately reflects your understanding, please so indicate by signing the enclosed counterpart of this Letter Agreement and returning it to the undersigned.
Yours truly,
NUCRYST PHARMACEUTICALS CORP.

By:
Carol L. Amelio,
VP, General Counsel & Corporate Secretary

Agreed to and accepted as of the date first above written:

David B. Holtz

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